Exhibit 4.6

BENEFICIAL OWNER ELECTION FORM

The undersigned acknowledge(s) receipt of your letter and the materials referred to therein relating to the issuance by Allis-Chalmers Energy Inc. (the “Company”) of non-transferable warrants (the “Warrants”) entitling stockholders of record as of 5:00 p.m., New York City time, on June 1, 2009 to subscribe for an aggregate of 35,683,688 shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), on the terms and subject to the conditions described in the Company’s prospectus supplement, dated June 2, 2009 (the “Prospectus Supplement”).

This will instruct you whether to exercise Warrants entitling the undersigned to purchase shares of Common Stock distributed with respect to the Common Stock held by you for the account of the undersigned, pursuant to the terms and subject to the conditions set forth in the Prospectus Supplement.

Box 1. ☐ Please DO NOT EXERCISE WARRANTS or purchase shares of Common Stock.

Box 2. ☐ Please EXERCISE WARRANTS and purchase shares of Common Stock as set forth below.

	Number of Shares	Subscription
	to Purchase	Price	Payment

Basic subscription		x $2.50	=	Line 1

You are entitled to subscribe for ONE share of Common Stock for each Warrant that you hold through your basic subscription right. If you include a number greater than the number of Warrants that you hold above, you will be deemed to have elected to purchase the maximum number of shares that you may purchase through your basic subscription right.

Oversubscription		x $2.50	=	Line 2

The oversubscription right allows you to subscribe for additional shares that are not purchased by other Warrant holders. The maximum number of shares that you may purchase through your oversubscription right is 32% of the number of shares that you are entitled to purchase through your basic subscription right. If you include a number greater than such maximum number of shares above, you will be deemed to have elected to purchase the maximum number of shares that you may purchase through your oversubscription right.

Total Payment Required: $                (Sum of Lines 1 & 2)

Box 3. ☐ Payment in the following amount is enclosed: $

Box 4. ☐ Please deduct payment from the following account maintained by you as follows:

Type of account:

Account number:

Amount to be deducted: $

Signature:	Date:

Print or type name: